Exhibit 99.1

PACCAR Elects Harrie Schippers as President and Chief Financial Officer

December 14, 2017, Bellevue, Washington – The PACCAR Board of Directors elected Harrie Schippers as president and chief financial officer (CFO) effective January 1, 2018. Mr. Schippers has worked at PACCAR for 31 years and is currently executive vice president and chief financial officer at PACCAR’s corporate offices in Bellevue, Washington. Schippers was president of DAF Trucks in Eindhoven, the Netherlands, from 2010 to 2016. He earned a degree from Tilburg University (M.S. Economics).

“Harrie is an outstanding leader and has contributed towards PACCAR’s excellent record of profitable growth including the recent introduction of the new DAF CF and XF trucks, which earned International Truck of the Year 2018 honors. He also has responsibility for PACCAR Parts which has achieved record quarterly sales and pre-tax profits this year,” shared Ron Armstrong, PACCAR chief executive officer.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Global Select market, symbol PCAR. Its homepage is www.paccar.com.